                                  SCHEDULE 14A

  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
                                      1934

Filed by the registrant [X]

Filed by a party other than the registrant [_]

Check the appropriate box:

  [X]Preliminary proxy statement

  [_]Definitive proxy statement

2 [_]Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                         INTERMEDIA COMMUNICATIONS INC.
             ----------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

             ----------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

  [_]$125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

3 [_]$500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6(i)(3).

4 [_]Fee computed on table below per Exchange Act rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

                                      N/A
             ----------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:

                                      N/A
             ----------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11:

                                      N/A
             ----------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:

                                      N/A
             ----------------------------------------------------

5 [_] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount previously paid:
                                      N/A
             ----------------------------------------------------


  (2) Form, schedule or registration statement no.:
                                      N/A
             ----------------------------------------------------


  (3) Filing party:
                                      N/A
             ----------------------------------------------------


  (4) Date filed:
                                      N/A
             ----------------------------------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 22, 1997


[LOGO] ICI

To the Stockholders of Intermedia Communications Inc.:

  Notice is Hereby Given that the Annual Meeting of Stockholders of Intermedia Communications Inc. (the "Company") will be held at the Camberly Plaza, 10221 Princess Palm Avenue, Tampa, Florida 33610, on Thursday, May 22, 1997, at 10:30 a.m. Eastern Daylight Savings Time, for the purposes set forth below:

  (1) To elect two directors for terms expiring in 2000 or when their respective successors have been duly elected and qualified;

  (2) To increase the number of shares of Common Stock authorized for issuance under the Company's Long-Term Incentive Plan from 1,500,000 shares to 2,500,000 shares;

  (3) To approve a proposed amendment to the Company's Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of Preferred Stock from 500,000 shares to 2,000,000 shares;

  (4) To ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 1997; and

  (5) To transact such other business as may properly come before the meeting or any adjournments thereof.

  The Board of Directors has fixed the close of business on Tuesday, April 1, 1997, as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting or any adjournments thereof.

  MANAGEMENT REQUESTS ALL STOCKHOLDERS TO SIGN AND DATE THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE POSTAGE PAID, SELF-ADDRESSED ENVELOPE PROVIDED FOR YOUR CONVENIENCE. PLEASE DO THIS WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. SHOULD YOU ATTEND IN PERSON, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                          By Order of the Board of Directors

                                          Robert M. Manning
                                          Secretary

April 17, 1997

                        INTERMEDIA COMMUNICATIONS INC.

                               ----------------

                                PROXY STATEMENT

                             DATED APRIL 17, 1997

                               ----------------

       ANNUAL MEETING OF STOCKHOLDERS TO BE HELD THURSDAY, MAY 22, 1997

  The enclosed form of Proxy is solicited by the Board of Directors (the "Board") of Intermedia Communications Inc. (the "Company") in connection with the Annual Meeting of Stockholders of the Company to be held at the Camberly Plaza, 10221 Princess Palm Avenue, Tampa, Florida 33610, on Thursday, May 22, 1997, at 10:30 a.m. Eastern Daylight Savings Time, and at any and all adjournments thereof (the "Annual Meeting"). The cost of solicitation, including the cost of preparing and mailing the Notice of Annual Meeting of Stockholders and this Proxy Statement, is being paid by the Company. In addition to the use of the mail, proxies may be solicited personally or by telephone by some regular employees of the Company. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding stock in the name of nominees for their expenses incurred in sending proxy materials to these principals and obtaining their proxies.

  Stockholders of record as of the close of business on April 1, 1997 (the "Record Date"), are the only persons entitled to vote at the Annual Meeting.
As of that date, there were issued and outstanding                shares of
the Company's common stock, $.01 par value (the "Common Stock"), the only voting securities outstanding of the Company. Each share of Common Stock outstanding entitles the holder thereof to one vote. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. Abstentions and broker non-votes (i.e. shares of Common Stock represented at the Annual Meeting by proxies held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular voting matter) with respect to any proposal are counted as shares represented and voted at the Annual Meeting only for the purpose of determining the number of shares required to approve a proposal. However, shares of Common Stock represented by proxies that withhold authority to vote for a nominee for election as a director (including broker non-votes) will not be counted as a vote represented at the Annual Meeting for the purpose of determining the number of votes required to elect such nominee.

  Any stockholder giving a proxy will have the right to revoke it at any time prior to its exercise by giving written notice of revocation to the Company,
Attention: Secretary, by filing a new written appointment of a proxy with an officer of the Company or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the Annual Meeting. UNLESS OTHERWISE SPECIFIED IN THE PROXY (AND EXCEPT FOR BROKER NON-VOTES AS DESCRIBED ABOVE), SHARES REPRESENTED BY EFFECTIVE PROXIES WILL BE VOTED (I) FOR THE ELECTION OF DAVID C. RUBERG AND PHILLIP A. CAMPBELL AS CLASS II DIRECTORS, (II) FOR THE PROPOSAL TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE PURSUANT TO AWARDS GRANTED UNDER THE COMPANY'S LONG-TERM INCENTIVE PLAN, (III) FOR THE PROPOSED AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, (IV) FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997, AND (V) IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO SUCH OTHER MATTERS AS MAY COME BEFORE THE ANNUAL MEETING.

  The Company's principal executive offices are located at 3625 Queen Palm Drive, Tampa, Florida 33619. This Proxy Statement and accompanying form of Proxy will be first mailed to stockholders on or about April 17, 1997. The Annual Report of the Company for the fiscal year ended December 31, 1996, accompanies this Proxy Statement but is not part of the proxy soliciting materials.

                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS

  The number of directors is currently set at four. The directors are divided into three classes: Class I, Class II and Class III. The members of each class are elected to serve a three-year term with the terms of office of the Class I, Class II, and Class III directors expiring at the Annual Meeting of Stockholders to be held in 1999, 2000, and 1998, respectively, or at such time as each director's successor has been duly elected and qualified. The Board has nominated David C. Ruberg and Phillip A. Campbell as Class II directors for election to the Board at the Annual Meeting for a term expiring at the Annual Meeting of Stockholders in 2000, or at such time as their respective successors have been duly elected and qualified.

  THE BOARD RECOMMENDS A VOTE FOR MR. RUBERG AND MR. CAMPBELL. IT IS INTENDED THAT PROXIES THAT DO NOT WITHHOLD THE AUTHORITY TO VOTE FOR THE NOMINEE WILL BE VOTED FOR THE ELECTION OF MR. RUBERG AND MR. CAMPBELL AS CLASS II DIRECTORS. The affirmative vote of a plurality of the shares of Common Stock represented and entitled to vote at the Annual Meeting is necessary to elect the nominees. If either of the nominees should become unable or unwilling for any reason before the Annual Meeting to serve as a director, the proxies will be voted for such substitute nominee as may be nominated by the current Board. The Board has no reason to expect that Mr. Ruberg or Mr. Campbell will not be a candidate for director at the Annual Meeting.

  The table below gives certain information concerning the nominees and other directors:

                             YEAR FIRST
                              ELECTED/
                             NOMINATED
          NAME           AGE  DIRECTOR    CLASS, NOMINEE OR CONTINUING DIRECTOR AND TERM
          ----           --- ---------- ---------------------------------------------------
David C. Ruberg.........  51    1993    Class II Director nominee for term expiring in 2000
John C. Baker...........  47    1988    Class III Director with term expiring in 1998
George F. Knapp.........  64    1988    Class I Director with term expiring in 1999
Phillip A. Campbell.....  60    1996    Class II Director nominee for term expiring in 2000

  Mr. Ruberg has been a director, President, and Chief Executive Officer of the Company since May 1993 and Chairman of the Board since March 1994. He was an independent consultant to the computer and telecommunications industries from September 1991 to May 1993. Mr. Ruberg was a Vice President and General Manager of Data General Corporation from 1989 until September 1991.

  Mr. Baker has been a director of the Company since February 1988. Mr. Baker has been the principal of Baker Capital Corp., a private equity investment firm, since October 1995. He was a Senior Vice President of Patricof & Co. Ventures, Inc., a multi-national venture capital firm from 1988 until September 1995. Mr. Baker is currently a director of Xpedite Systems, Inc., FORE Systems, Inc. and Resource Bancshares Mortgage Group, Inc., all of which are publicly traded corporations.

  Mr. Knapp has been a director of the Company since February 1988. He has been a principal of Communications Investment Group, an investment banking firm, since June 1990. From January 1988 until June 1990, Mr. Knapp was an associate at MBW Management, Inc., a venture capital firm. Prior to that time, he held various executive positions at ITT Corporation and its subsidiaries, most recently as Corporate Vice President of ITT Corporation. Mr. Knapp is currently a member of the Manhattan College Board of Trustees and Chairman of its Finance Committee.

  Mr. Campbell has been a director of the Company since September 1996. Mr. Campbell retired from Bell Atlantic Inc. as director, Vice Chairman and Chief Financial Officer in 1991. Previously, he was President of New Jersey Bell, Indiana Bell, and Bell Atlantic Network Services. Mr. Campbell is currently a director of Xpedite Systems, Inc., a publicly traded corporation.

MEETINGS AND COMMITTEES OF THE BOARD

  During 1996, the Board held eleven meetings and took several actions by unanimous written consent. All of the directors were in attendance at all meetings of the Board as well as all meetings of each committee of the Board on which they served. The Board has an Audit Committee and a Compensation and Stock Option Committee (the "Compensation Committee").

  The Audit Committee reviews and reports to the Board with respect to various auditing and accounting matters, including the recommendation to the Board as to the selection of the Company's independent auditors, the scope of the annual audit procedures, general accounting policy matters and the performance of the Company's independent auditors. The Audit Committee is currently comprised of Mr. Knapp and Mr. Campbell. During 1996, the Audit Committee held one meeting.

  The Compensation Committee reviews and approves executive compensation policies and practices, reviews salaries and bonuses for certain officers of the Company, administers the Company's 1992 Stock Option Plan and the Long-Term Incentive Plan, and considers other matters referred to it by the Board. The Compensation Committee is comprised of Messrs. Baker and Knapp. During 1996, the Compensation Committee held eight meetings.

COMPENSATION OF DIRECTORS

  Directors who are not employees of the Company receive each year options to purchase Common Stock pursuant to the Company's Long-Term Incentive Plan. Each member of the Board who is not, on the date on which any option is to be granted to such member, an employee will be granted options in accordance with the formula specified within the Long-Term Incentive Plan. Options granted pursuant to the formula expire and cease to be of any force or effect on the earlier of the fifth anniversary of the date any such option was granted or the first anniversary of the date on which an optionee ceases to be a member of the Board. In May 1996, each director who was not an employee on such date was granted 11,000 options at an exercise price of $34.50, the fair market value per share of the Common Stock on the grant date. In September 1996, upon his appointment to the Board, Mr. Campbell was granted 11,000 options at an exercise price of $31.38, the fair market value per share of the Common Stock on the grant date.

  Each director who is not also an employee of the Company receives a $12,000 annual retainer, $1,000 for each meeting of the Board attended and $500 for each committee meeting attended (excluding telephonic meetings). All directors are reimbursed for actual out-of-pocket expenses incurred by them in connection with their attending meetings of the Board.

                               EXECUTIVE OFFICERS

  The names of the current executive officers of the Company together with certain biographical information for each of them is set forth below:

               NAME                 AGE                           POSITION
               ----                 ---                           --------
 David C. Ruberg..................   51 Chairman of the Board, President and Chief Executive Officer
 Robert A. Rouse..................   48 Executive Vice President, Operations, Engineering and
                                        Information Systems
 James F. Geiger..................   38 Senior Vice President, Sales
 Robert M. Manning................   37 Senior Vice President, Chief Financial Officer
 Robert A. Ruh....................   52 Senior Vice President, Human Resources
 Barbara L. Samson (1)............   34 Senior Vice President, Public Relations
 Michael A. Viren.................   55 Senior Vice President, Strategic Planning, Regulatory, and
                                        Industry Relations
 Patricia A. Kurlin...............   42 Vice President, Corporate Counsel
 Jeanne M. Walters................   34 Controller and Chief Accounting Officer

-------
(1) Commencing April 1, 1997, Ms. Samson has been on a sabbatical leave in order to chair the Florida NetDay 2000 program.

  David C. Ruberg has served as President, Chief Executive Officer and a director of the Company since May 1993, and as Chairman of the Board since March 1994. From September 1991 to May 1993, Mr. Ruberg was an independent consultant to the computer and telecommunications industries. From 1989 to September 1991, Mr. Ruberg served as Vice President and General Manager of the Telecommunications Division and then of the Personal Computer/Systems Integration Division of Data General Corporation, a computer manufacturer. From 1984 to 1989, Mr. Ruberg served as a Vice President of TIE Communications, Inc., a manufacturer of telecommunications equipment. Mr. Ruberg received his B.A. in mathematics from Middlebury College and his M.S. in computer science from the University of Michigan.

  Robert A. Rouse has served as Executive Vice President, Operations and Systems of the Company since October 1996. Prior to joining the Company, Mr. Rouse was Senior Vice President of Concert, a joint venture company of British Telecommunications and MCI Communications Company where he managed the engineering and operations of the Concert Global Networks from 1991 to 1996. Mr. Rouse held various executive management positions at MCI from 1986 to 1991, with responsibilities including product and network design, network and systems development, network planning, operations, provisioning, and customer services. From 1969 to 1986, he managed several subsidiaries of Rochester Telephone, now a part of Frontier Corporation. Mr. Rouse received his B.A. from the University of Rochester in 1971.

  James F. Geiger has served as Senior Vice President, Sales of the Company since August 1995. Mr. Geiger served as the Vice President of Alternate Channel Sales from March 1995 through August 1995 and as the President of each of FiberNet USA, Inc. and FiberNet Telecommunications Cincinnati, Inc. (collectively, "FiberNet") since their inception. Mr. Geiger was one of the founding principals of FiberNet, initially serving as Vice President of Sales & Marketing and subsequently serving as President. From April 1989 to April 1990, Mr. Geiger served as Director of Marketing for Associated Communications, a cellular telephone company. Mr. Geiger received his B.S. in accounting from Clarkson University.

  Robert M. Manning has served as Senior Vice President, Chief Financial Officer of the Company since September 1996. Mr. Manning joined the Company from DMX Inc., a Los Angeles-based cable programmer, where he was Executive Vice President, Senior Financial Executive and a director of DMX-Europe from October 1991 to September 1996. Prior to his tenure at DMX, Mr. Manning spent ten years in the investment banking field in corporate finance and mergers and acquisitions, most recently with Oppenheimer and Co., Inc. as Vice President, Corporate Finance, managing their Entertainment/Leisure Time Group from October 1988 to October 1991. Mr. Manning is a graduate of Williams College, Williamstown, Massachusetts.

  Robert A. Ruh has served as Senior Vice President, Human Resources of the Company since March 1, 1996. From January 1991 through February 1996, Mr. Ruh was an independent consultant, specializing in executive and organization development. From 1975 to 1990, Mr. Ruh held executive positions in human resources with Baxter Healthcare Corporation and American Hospital Supply Corporation. From 1973 to 1975, Mr. Ruh served as a consulting psychologist for Medina and Thompson, specializing in executive assessment, selection, and development. From 1970 to 1972, Mr. Ruh was on the corporate organization development staff at Corning Glass Works. Mr. Ruh served as Assistant Professor of psychology at Michigan State University from 1970 to 1972 Mr. Ruh received a B.A. in psychology from Valparaiso University in 1966. He received an M.A. (1967) and a Ph.D. (1970) in industrial/organizational psychology from Michigan State University.

  Barbara L. Samson, a co-founder of the Company, has served as a Vice President since June 1987, and as a Senior Vice President since October 1992. She served as President of the Company's predecessor from September 1986 to June 1987. Ms. Samson recently served two terms as Chairman of the Association of Local Telecommunications Services (ALTS), a national competitive access provider trade association. Ms. Samson received her B.S. in telecommunications from the University of Florida and her M.B.A. from the University of South Florida.

  Michael A. Viren has served as Senior Vice President, Strategic Planning, Regulatory, and Industry Relations of the Company since October 1996. Prior to his present position, he was Senior Vice President, Engineering and Information Systems from January 1996 to October 1996 and served as Vice President, Product Development from December 1992 through January 1996. Mr. Viren joined the Company in February 1991 as Director of Product Development. Mr. Viren worked for GTE Corporation from August 1986 to February 1991 as a specialist in wide and local area networking. Prior to that he operated his own consulting firm concentrating in WAN and LAN design; was Senior Vice President of Criterion, Inc., an Economic Consulting Firm in Dallas, Texas; and served as the Director of the Utility Division of the Missouri Public Service Commission. Mr. Viren taught economics for 10 years, most recently as an Associate Professor of Economics at the University of Missouri-Columbia and prior to that at the University of Kansas. Mr. Viren received a Ph.D. in economics from the University of California-Santa Barbara and a B.S. in mechanical engineering from the California State University at Long Beach.

  Patricia A. Kurlin has served as Vice President, Corporate Counsel of the Company since June 1996. From September 1995 until June 1996, Ms. Kurlin served as Corporate Counsel and served as Director of Governmental and Legal Affairs for the Company from September 1993 to September 1995. Prior to joining the Company, Ms. Kurlin served as Senior Telecommunications Attorney at the Florida Public Service Commission from May 1990 to September 1993. Ms. Kurlin received her J.D. from the Florida State University and a B.S. degree from the University of South Florida.

  Jeanne M. Walters has served as Controller and Chief Accounting Officer of the Company since May 1993. From November 1992 until May 1993 she served as Assistant Controller. From June 1988 to November 1992, Ms. Walters was an auditor at Ernst & Young LLP, a certified public accounting firm in Tampa, Florida. Ms. Walters received her B.S. in accounting and an M.B.A. from Wilkes University. She is licensed in the State of Florida as a certified public accountant.

  No family relationship exists between any of the directors and executive officers of the Company.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview and Philosphy

  The Compensation Committee is composed entirely of outside directors and is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies and practices. In addition, the Compensation Committee, pursuant to authority delegated by the Board, determines on an annual basis the compensation to be paid to the Chairman of the Board, President, and Chief Executive Officer and each of the other executive officers of the Company.

  The Company's executive compensation programs are designed to enhance the value of the Company to stockholders. This is accomplished through policies and practices which facilitate the achievement of the Company's performance objectives, provide compensation that will attract and retain the superior talent required by the Company's aggressive goals, and align the executive officers' interests with the interests of stockholders.

  The executive compensation program provides an overall level of compensation opportunity that is competitive within the telecommunications industry, as well as with a broader group of companies of comparable size and complexity. The Compensation Committee uses its discretion to set individual executive compensation at levels warranted in its judgment by industry practice, company performance, individual performance, and internal equity. It is the Company's philosophy to target annual cash compensation in the average range and total compensation in the third quartile as compared to industry practice.

Executive Compensation Program

  The Company's executive compensation program is comprised of base salary, annual cash incentive compensation, stock options, restricted stock awards and various benefits, including medical insurance and a 401K plan generally available to all employees of the Company.

  Base Salary

  Base salary ranges for the Company's executive officers are set relative to companies in the telecommunications industry and other similar companies. In determining actual salaries, the Compensation Committee takes into account individual responsibilities, experience, performance and specific issues particular to the Company.

  Consistent with past practice, at the direction of the Compensation Committee, the Company's Human Resources department, with the assistance of an outside consultant firm (collectively, the "HR Group"), evaluated the salary range for each executive officer's position. The HR Group surveyed the compensation practices of high growth telecommunications companies with business lines comparable to those of the Company and a broader sample of high growth, technology companies with comparable current and projected revenues. The Compensation Committee determined that individual executive officers' salaries should be targeted within a range of 20% above and below the average salary for executives in comparable positions within the industry, based on the experience and performance of the executive. After reviewing the results of these surveys and the individual performance of executives, the Compensation Committee recommended, and the Board approved, base salary increases for the Company's executive officers. As a result of the increases in base salaries, the executive officers base salaries range from 80 % to 117% of the median base salary for their respective positions as reported in the aforementioned surveys.

  Annual Bonus

  To provide the Company's executive officers and other key employees with direct financial incentives to achieve the Company's annual and long-range goals, the Board currently maintains a performance based incentive compensation program for executive officers and other key employees. Early in each fiscal year, the Compensation Committee sets a target bonus for each executive officer. The levels of the target bonuses are set at the median for similar companies. Taking into account the Company's projected revenue, net income, operating cash flow and capital expenditures, the Compensation Committee also approves several objectives for each executive officer. The achievement of these objectives determines the executive's eligibility to receive the target bonus.

  In 1996, four equally weighted objectives were defined for each executive officer. Two of the objectives were corporate in nature and applied to every executive officer. They were (1) achieve or exceed planned revenue growth; and
(2) achieve or exceed planned EBITDA. In addition, two objectives were developed for each officer that were specific to his or her unique area of responsibility.

  Based on 1996 actual results, the Compensation Committee determined to what degree the corporate and individual objectives had been met. Approximately 112% of the corporate objectives were achieved. The achievement of individual objectives, of course, varied from individual to individual. As a result, the Compensation Committee approved bonus awards in 1997 to the Company's executive officers which ranged from a minimum of 76% to a maximum of 138% of target bonus. These bonuses ranged from 12% to 65% of the designated officer's base salary.

  Stock Option Program

  The Company's 1992 Stock Option Plan and the 1996 Long-Term Incentive Plan (the "Plans") seek to align the long-term interests of executive officers, employees, directors, and consultants with the interests of stockholders. The Plans are designed to create a strong and direct link between compensation and stockholder return and to enable executive officers, employees, and directors to develop and maintain a significant, long-term ownership position in the Company. The Plans contribute to the Company's ability to attract and retain the best available personnel. They also provide additional incentive to executive officers, employees, directors and consultants to exert their maximum efforts toward the success of the Company.

  During 1996, the Board granted awards to executive officers, employees, consultants, and directors to covering an aggregate of 1,187,183 shares of Common Stock, of which awards covering 492,500 shares were granted to executive officers. In recommending option grants for executive officers, several of whom were recruited to join the Company in 1996, the Compensation Committee was guided by the number of options required to attract and retain executives with the talent, experience and skill required to help the Company achieve its goals and to insure that the interests of these executives are aligned with those of the stockholders. In granting options to existing officers, the Committee considered the industry practices for similar positions, each officer's individual performance, level of responsibility, contribution to the Company's performance and the number of options previously granted to each officer.

  Chief Executive Officer Compensation

  Consistent with past practice, at the direction of the Compensation Committee, the HR Group performed a detailed evaluation of Mr. Ruberg's salary. This evaluation analyzed compensation of chief executive officers of high growth telecommunications companies with business lines comparable to those of the Company and high growth telecommunications companies with comparable current and projected revenues. After reviewing the results of this evaluation, the performance of the Company under Mr. Ruberg's leadership, and the Company's aggressive plans for growth, the Compensation Committee recommended, and the Board approved, an increase of Mr. Ruberg's base salary to $310,000 per year, effective January 1, 1997. Mr. Ruberg received cash compensation (salary and bonus) of $342,000 in 1996. This increase places Mr. Ruberg's salary at the average level for comparable positions within the surveyed companies.

  The same methodology was used to determine Mr. Ruberg's eligibility for an annual cash bonus as was used for the other executive officers. Based on the performance of the Company and Mr. Ruberg's individual performance, Mr. Ruberg received a management incentive compensation bonus of $180,000, paid in March 1997 for 1996 performance. This bonus was based on the achievement of the following objectives approved by the Board of Directors early in 1996: 1) achieve planned revenue growth; 2) achieve planned EBITDA; 3) attract, hire, and retain highly talented executives to enable the Company to achieve its goals; 4) acquire sufficient capital at an acceptable cost in order to fund the Company's growth.

  The Compensation Committee believes that Mr. Ruberg's compensation package is in line with industry and market size standards and appropriate in light of his past performance and the Company's aggressive plans for growth.

                                          John C. Baker
                                          George F. Knapp

EXECUTIVE COMPENSATION

  The following table sets forth the cash and noncash compensation for each of the last three years awarded to or earned by the Chief Executive Officer and certain other executive officers.

                          SUMMARY COMPENSATION TABLE

                                                                   LONG TERM
                                 ANNUAL COMPENSATION          COMPENSATION AWARDS
                          ---------------------------------- ------------------------
                                                             RESTRICTED    SECURITIES
                                                OTHER ANNUAL   STOCK       UNDERLYING    ALL OTHER
NAME AND PRINCIPAL             SALARY  BONUS(2) COMPENSATION   AWARDS       OPTIONS     COMPENSATION
POSITION (1)              YEAR   ($)     ($)        ($)         ($)           (#)           ($)
------------------        ---- ------- -------- ------------ ----------    ----------   ------------
David C. Ruberg           1996 275,000  67,500      (3)      2,975,000(4)       --          4,750(5)
 Chairman of the Board,   1995 180,000  70,000      (3)            --        35,000         4,800(5)
 Chief Executive Offi-    1994 150,000  50,000      (3)            --        30,000        61,032(5)
 cer,
 & President
James F. Geiger, Senior   1996 150,000  29,750      (3)            --        15,000         2,850(7)
 Vice President,          1995 107,661   5,000      (3)            --        75,000        19,209(8)
 Sales(6)
Michael A. Viren, Senior  1996 135,000  18,750      (3)            --        15,000         4,613(7)
 Vice President, Strate-  1995 105,000  15,000      (3)            --        15,000         3,573(7)
 gic
 Planning, Regulatory,    1994  83,400   9,600      (3)            --        12,000         2,790(7)
 and Industry Relations
J. Christopher Brown,     1996 125,000  16,250      (3)            --           --          4,238(9)
 Senior Vice President,   1995 115,000     --       (3)            --        10,000           --
 Investor Relations(8)    1994   9,583     --       (3)            --        40,000           --
Barbara L. Samson         1996 115,000  21,250      (3)            --         8,000         2,044(7)
 Senior Vice President,   1995 100,000   9,000      (3)            --         5,000         1,635(7)
 Public Relations         1994  90,000   6,000      (3)            --         8,000         1,440(7)
Robert A. Ruh, Senior     1996 116,666     --       (3)            --           --         61,991(11)
 Vice President, Human    1995     --      --       --             --        50,000(10)       --
 Resources(10)
Ronald L. Tolliver(12)    1996  56,771  18,750      (3)            --           --          2,266(7)
                          1995 110,000  15,000      (3)            --        10,000         3,350(7)
                          1994  90,000   8,000      (3)            --        10,000         2,940(7)

--------
 (1) Robert A. Rouse commenced employment with the Company in October 1996 as Executive Vice President, Operations, Engineering and Information Systems at an annual salary of $225,000. Robert M. Manning commenced employment with the Company in September 1996 as Senior Vice President and Chief Financial Officer at an annual salary of $200,000.

 (2) Bonus figures represent amounts paid during listed fiscal year for prior fiscal year performance.

 (3) The amount of perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported during 1996, 1995 or 1994.

 (4) The dollar amount listed represents the closing market price on the date of grant ($14.875) multiplied by the number of shares awarded. On January 26, 1996, Mr. Ruberg was granted a contingent restricted stock award
     ("the Award") under the Company's Long-Term Incentive Plan covering 200,000 shares of Common Stock (the "Restricted Shares"). During 1996, each of the three distinct thresholds specified in the Award were achieved, and the Restricted Shares were subsequently issued. As of December 31, 1996, the aggregate value of the Restricted Shares
     (including unvested Restricted Shares) was $5,150,000. On May 22, 1996, 66,667 Restricted Shares were issued, which vest in equal increments of 1,111 shares per month over the five-year period subsequent to May 22, 1996. On July 3, 1996, 66,667 Restricted Shares were issued, which vest in equal increments of 1,111 shares per month over the five-year period subsequent to July 3, 1996. On September 13, 1996, 66,666 Restricted Shares were issued, which vest in equal increments of 1,111 shares per month over the five-year period subsequent to September 13, 1996. All Restricted Shares vest only if Mr. Ruberg is still an employee of the Company on each vesting date. Dividends will be payable on the Restricted Shares only to the extent that dividends are payable on the shares of Common Stock. The Restricted Shares also become fully vested upon the occurrence of a change of control.

 (5) Consists of reimbursement in the amount of $58,692 in 1994 by the Company to Mr. Ruberg of his relocation expenses and contributions made by the Company to Mr. Ruberg's 401 (k) plan.

 (6) Mr. Geiger joined the Company in February, 1995.

 (7) Represents contributions made by the Company to Mr. Geiger's, Mr. Viren's, Mr. Brown's, Ms. Samson's and Mr. Tolliver's 401(k) plan.

 (8) Consists of reimbursement in the amount of $18,262 by the Company to Mr. Geiger of his relocation expenses and contributions made by the Company to Mr. Geiger's 401 (k) plan.

 (9) Mr. Brown joined the Company in September 1994. In his present capacity, Mr. Brown is not an executive officer of the Company.

(10) Mr. Ruh joined the Company in March 1996. He received an option grant while serving as a consultant to the Company during 1995.

(11) Consists of amounts paid during 1996 to Mr. Ruh in connection with his relocation to Florida.

(12) Mr. Tolliver served as Senior Vice President & Chief Financial Officer of the Company from June 1993 until May 1996, at which time he resigned his position with the Company.

STOCK OPTION GRANTS

  The following table summarizes the grants of options during 1996 to Mr. Ruberg, Mr. Geiger, Mr. Viren, Mr. Brown, Ms. Samson, Mr. Ruh, and Mr. Tolliver, and the value of these options at the end of 1996.

                             OPTION GRANTS IN 1996

                                INDIVIDUAL GRANTS
----------------------------------------------------------------------------------
                                                                                       POTENTIAL
                                                                                   REALIZABLE VALUE
                                                                                   AT ASSUMED ANNUAL
                                                                                    RATES OF STOCK
                                                 PERCENT OF                              PRICE
                                                    TOTAL                          APPRECIATION FOR
                               NUMBER OF       OPTIONS GRANTED EXERCISE               OPTION TERM
                         SECURITIES UNDERLYING TO EMPLOYEES IN  PRICE   EXPIRATION -----------------
NAME                      OPTIONS GRANTED(#)        1996        ($/SH)     DATE       5%      10%
----                     --------------------- --------------- -------- ---------- -------- --------
David C. Ruberg.........           --                --             --       --         --       --
James F. Geiger.........        15,000(1)            --        $30.6875  6/27/06   $289,538 $733,688
Michael A. Viren........        15,000(1)            --        $30.6875  6/27/06   $289,538 $733,688
J. Christopher Brown....           --                --             --       --         --       --
Barbara L. Samson.......         8,000(1)            --        $30.6875  6/27/06   $154,420 $391,300
Robert A. Ruh...........           --                --             --       --         --       --
Ronald L. Tolliver......           --                --             --       --         --       --

--------
(1) Consists of an option granted on June 27, 1996, which is or will become exercisable with respect to 1/60th of the shares covered thereby (rounded to the nearest whole number) on July 27, 1996 and on the 27th day of each subsequent month until June 27, 2001, at which time the option will be exercisable as to all shares.

     AGGREGATED OPTION EXERCISES IN 1996 AND FISCAL YEAR END OPTION VALUES

                                                   NUMBER OF SECURITIES
                                                        UNDERLYING       VALUE OF UNEXERCISED
                                                    UNEXERCISED OPTIONS  IN-THE-MONEY OPTIONS
                           SHARES                  AT FISCAL YEAR END #)  AT FISCAL YEAR END
                         ACQUIRED ON    VALUE         (EXERCISABLE /       ($) (EXERCISABLE/
NAME                     EXERCISE(#) REALIZED($)      UNEXERCISABLE)       UNEXERCISABLE(1))
----                     ----------- -----------   --------------------- ---------------------
David C. Ruberg.........      --            --       163,000 / 282,000   2,399,370 / 1,604,381
James F. Geiger.........      --            --        23,583 /  66,417     309,083 /   720,604
Michael A. Viren........      --            --        46,750 /  38,250     806,305 /   400,783
J. Christopher Brown....      --            --        19,167 /  30,833     275,089 /   444,912
Barbara L. Samson.......      --            --        35,549 /  19,451     613,047 /   192,203
Robert A. Ruh...........      --            --        10,000 /  40,000     103,750 /   415,000
Ronald L. Tolliver......   48,660     1,102,145(2)         0 / 0                 0 / 0

--------
(1) Based on a year end closing price of $25.75 per share.
(2) Based upon the market price on the date of each exercise.

EMPLOYMENT AGREEMENTS

  Mr. Ruberg is employed as President, Chief Executive Officer and Chairman of the Board of the Company pursuant to an employment agreement dated as of May 1, 1993, as amended from time to time (the "Agreement"). The Agreement provides for a base salary and an annual performance-based bonus to be determined by the Compensation Committee. (See "Compensation Committee Report on Executive Compensation-Chief Executive Officer Compensation.") Either party may terminate the Agreement upon at least 15 days notice provided that, in the case of termination by the Company without cause, Mr. Ruberg is entitled to receive his base salary, together with health and insurance benefits, for either a 12 or 18 month period depending on certain factors set forth in the Agreement. Mr. Ruberg is subject to confidentiality and non-competition restrictions during the employment term and for a period of 18 months following the termination of his employment. The non-competition restrictions apply to Florida and to any other state into which the Company plans, within the year following termination, to provide its services. On May 5, 1993, Mr. Ruberg was granted a ten-year Option (the "Ruberg Option") to purchase 200,000 shares of Common Stock at an exercise price of $9.25 per share, exercisable as to 1/60 of the underlying shares on June 5, 1993 and 1/60 of the underlying shares on the fifth day of each subsequent month. Upon the occurrence of a change in control (as defined in the Ruberg Option), the unvested portion of the Ruberg Option will become fully vested. In addition, on November 8, 1994 and June 7, 1995, respectively, Mr. Ruberg was granted ten-year options to purchase up to 30,000 and up to 35,000 shares of Common Stock at exercise prices of $10.25 and $9.50 per share, respectively.

  On January 26, 1996, Mr. Ruberg was granted a contingent restricted stock award covering 200,000 shares of Common Stock. Under the terms of the Award, Restricted Shares would be issued only if substantial specified increases in stockholder value were obtained by specified dates. Over the course of 1996, each of the three distinct thresholds specified in the Award were achieved, and the shares were subsequently issued. Following the issuance of the Restricted Shares, 1/60 of such shares vest each month subsequent to the date of issuance. Upon the occurrence of a change of control (as defined in the Award), the unvested portion of the issued Restricted Shares will become fully vested.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1996, the Compensation Committee was comprised of Messrs. Baker and Knapp. No current member of the Compensation Committee was at any time an officer or employee of the Company or any of its subsidiaries.

                             CERTAIN TRANSACTIONS

  On April 1, 1996, Robert A. Ruh, Senior Vice President, Human Resources of the Company, borrowed an aggregate of $61,191 from the Company in connection with certain relocation expenses incurred by Mr. Ruh as a result of his commencement of employment with the Company. The aggregate amount borrowed by Mr. Ruh is forgiven ratably by the Company over the 12-month period commencing April 1, 1996. As of April 1, 1997, the entire relocation balance had been forgiven by the Company. Pursuant to this arrangement, Mr. Ruh was reimbursed for the taxes on such relocation allowance.

  On September 4, 1996, Robert M. Manning, Senior Vice President and Chief Financial Officer of the Company, borrowed an aggregate of $122,000 from the Company in connection with certain relocation expenses incurred by Mr. Manning as a result of his commencement of employment with the Company. The aggregate amount borrowed by Mr. Manning is forgiven ratably by the Company over the 12-month period commencing September 4, 1996. If Mr. Manning leaves the employment of the Company prior to September 3, 1997, Mr. Manning must repay to the Company, without interest, the relocation balance that exceeds the forgiven amount. As of April 4, 1997, the relocation balance outstanding was approximately $51,000. Pursuant to this arrangement, Mr. Manning will be reimbursed for the payment of taxes on such relocation allowance.

                              BENEFICIAL OWNERSHIP

  The following table sets forth, as of April 1, 1997, certain information with respect to (i) those persons or groups known to the Company to be the beneficial owners of more than five percent of the Common Stock, (ii) each of the directors of the Company, including the nominees for director, (iii) the Company's executive officers named in the summary compensation table, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the Common Stock owned by them.

                                                                    PERCENT OF
                                              AMOUNT AND NATURE OF COMMON STOCK
        NAME OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP OUTSTANDING
        ------------------------              -------------------- ------------
Putnam Investments, Inc. ....................      2,050,438(1)        12.6%
One Post Office Square
Boston, Massachusetts 02109
Waddell & Reed, Inc. ........................      1,528,500(2)         9.4%
6300 Lamar Ave.
Overland, Kansas 66202
New York Life Insurance Company..............      1,034,486(3)         6.3%
51 Madison Avenue
New York, New York 10010
Newhouse Broadcasting Corp. .................        937,500(4)         5.7%
5015 Campuswood Dr.
East Syracuse, New York 13057
David C. Ruberg..............................        360,417(5)         2.2%
John C. Baker................................         30,288(6)         *
George F. Knapp..............................         17,928(7)         *
Phillip A. Campbell..........................          4,333(8)         *
James F. Geiger..............................         93,780(9)         *
Michael A. Viren.............................         53,000(10)        *
J. Christopher Brown.........................         24,000(11)        *
Barbara L. Samson............................        177,979(12)        1.1%
Patricia A. Kurlin...........................          6,625(13)        *
All executive officers and directors as a
group (12 persons)...........................        774,377(14)        4.7%

--------
  * Less than 1%

 (1) Based upon information set forth in a Schedule 13G filed with the Securities and Exchange Commission (the "SEC") on January 30, 1997.

 (2) Based upon information set forth in a Schedule 13G filed with the SEC on January 31, 1997.

 (3) Based upon information set forth in a Schedule 13G filed with the SEC on February 11, 1993. Includes 717,026 shares of Common Stock and 317,460 shares of Common Stock issuable upon exercise of presently exercisable warrants.

 (4) Based upon information set forth in a Schedule 13D filed with the SEC on July 2, 1996.

 (5) Includes 192,000 shares subject to certain vesting requirements under the Award and 168,417 shares subject to options exercisable as of April 1, 1997 or within 60 days thereafter. Excludes 76,583 shares subject to options that are not exercisable within 60 days of April 1, 1997.

 (6) Includes 22,917 shares of Common Stock and 7,371 shares subject to options exercisable as of April 1, 1997 or within 60 days thereafter. Excludes 7,826 shares subject to options that are not exercisable within 60 days of April 1, 1997.

 (7) Includes 1,607 shares of Common Stock and 16,321 shares subject to options exercisable as of April 1, 1997 or within 60 days thereafter. Excludes 7,826 shares subject to options that are not exercisable within 60 days of April 1, 1997.

 (8) Includes 4,333 shares subject to options exercisable as of April 1, 1997 or within 60 days thereafter. Excludes 6,667 shares subject to options that are not exercisable within 60 days of April 1, 1997.

 (9) Includes 61,030 shares of Common Stock and 32,750 shares subject to options exercisable as of April 1, 1997 or within 60 days thereafter. Excludes 82,250 shares subject to options that are not exercisable within 60 days of April 1, 1997.

(10) Includes 2,000 shares of Common Stock and 51,000 shares subject to options exercisable as April 1, 1997 or within 60 days thereafter. Excludes 34,000 shares subject to options that are not exercisable within 60 days of April 1, 1997.

(11) Includes 24,000 shares subject to options exercisable as of April 1, 1997 or within 60 days thereafter. Excludes 26,000 shares subject to options that are not exercisable within 60 days of April 1, 1997.

(12) Includes 139,680 shares of Common Stock and 38,299 shares subject to options exercisable as of April 1, 1997 or within 60 days thereafter. Excludes 16,701 shares subject to options that are not exercisable within 60 days of April 1, 1997.

(13) Includes 6,625 shares subject to options exercisable as of April 1, 1997 or within 60 days thereafter. Excludes 13,375 shares subject to options that are not exercisable within 60 days of April 1, 1997.

(14) Includes 192,000 shares of Common Stock subject to certain vesting requirements under the Award, 202,710 shares of Common Stock and 379,677 shares subject to options exercisable as of April 1, 1997 or within 60 days thereafter. Excludes (i) 55,000 shares subject to contingent restricted stock awards which shares have not yet been issued and (ii) 480,677 shares subject to options that are not exercisable within 60 days of April 1, 1997.

                         COMPARATIVE STOCK PERFORMANCE

  The graph below compares the cumulative stockholder return on the Common Stock since the time of the Company's initial public offering of Common Stock (April 1992) with the cumulative total return on the NASDAQ Stock Market Index and NASDAQ Telecommunications Industry Index over the same period (assuming an investment of $100 in the Common Stock, the NASDAQ Stock Market and NASDAQ Telecommunications Stocks on April 30, 1992, and reinvestment of all dividends)./1/

                                   [GRAPHIC]

                                      April 1992    Dec. 1992    DEC. 1993    DEC. 1994    DEC. 1995    DEC. 1996
-----------------------------------------------------------------------------------------------------------------
Intermedia Communications Inc.           $100        $81.250     $ 128.125    $ 146.875     $218.750     $321.875
-----------------------------------------------------------------------------------------------------------------
NASDAQ Stock Market                      $100        $119.691    $ 133.595    $ 130.586     $184.675     $227.158
-----------------------------------------------------------------------------------------------------------------
NASDAQ Telecommunications Stocks         $100        $127.090    $ 189.382    $ 158.058     $206.964     $211.583
-----------------------------------------------------------------------------------------------------------------

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  To the Company's knowledge, based solely on review of the copies of reports furnished to the Company during 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that David C. Ruberg, the Chairman of the Board, President, and Chief Executive Officer of the Company, inadvertently failed to report his open market sale of 8,000 shares of Common Stock in November 1996 until February 1997. Mr. Ruberg publicly stated prior to this sale that the proceeds would be used to pay federal income tax liability resulting from his restricted stock award.

-------
/1/ Total return calculations for the NASDAQ Stock Market Index (U.S.
    Companies) and NASDAQ
    Telecommunications Industry Index are based upon the January 1997 NASDAQ Stock Market Bulletin entitled:
    "CRSP Total Return Indexes for The Nasdaq Stock Market."

                                 PROPOSAL TWO:

     INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER
     THE COMPANY'S LONG-TERM INCENTIVE PLAN FROM 1,500,000 SHARES
     TO 2,500,000 SHARES

PROPOSED AMENDMENT

  In March 1997, the Board adopted, subject to stockholder approval, an amendment (the "Plan Amendment") to the Company's Long-Term Incentive Plan, as amended (the "Plan"), increasing the aggregate number of shares of Common Stock authorized for issuance under the Plan from 1,500,000 to 2,500,000. Based on the recommendation of the Compensation Committee, the Board believes that options have been, and will continue to be, an important compensation element in attracting and retaining key employees. As of March 3, 1997, options to purchase an aggregate of 1,211,867 shares of Common Stock were issued and outstanding under the Plan, and 288,100 shares of Common Stock remained available for future grants of options. In addition, as of March 3, 1997, options to purchase an aggregate of 1,140,404 shares of Common Stock having an aggregate market value of $20,099,620 were issued and outstanding under the Company's 1992 Stock Option Plan. If the Plan Amendment is approved, the Plan would cover an aggregate of 2,500,000 shares of Common Stock having an aggregate market value (as of March 3, 1997) of $44,062,500 and after taking into account awards made under the Plan through March 3, 1997, an aggregate of 1,288,100 shares having an aggregate market value (as of March 3, 1997) of $22,702,763 would be available for future issuance. The Board believes that the increase in authorized shares is necessary to continue to make awards under the Plan to attract and retain key employees.

  The affirmative vote of a majority of the outstanding shares of Common Stock is required for approval of the Plan Amendment.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PLAN AMENDMENT.

DESCRIPTION OF LONG-TERM INCENTIVE PLAN

  The Plan was adopted in 1996 and provides for the grant of options to acquire an aggregate of 1,500,000 shares of Common Stock (2,500,000 after approval of the Plan Amendment) to employees, officers or directors of, or consultants to, the Company or its subsidiaries. The Plan authorizes the Board to issue incentive stock options ("ISOs") as defined in Section 422A(b) of the Internal Revenue Code (the "Code"), stock options that do not conform to the requirements of that Code section ("Non-ISOs"), stock appreciation rights ("SARs") and restricted stock. Officers, directors and consultants who are not also employees of the Company or any subsidiary thereof may only be granted Non-ISOs.

  The Compensation Committee administers the Plan and has full power and authority take any and all other actions deemed necessary or desirable for the proper administration of the Plan and the effectuation of its purposes. The Compensation Committee has authority to select those employees, officers, and consultants whose performances it determines significantly promote the success of the Company to receive discretionary awards under the Plan, grant the awards, interpret and determine all questions of policy with respect thereto, and adopt rules, regulations, agreements and instruments deemed necessary for its proper administration.

  The exercise price of each ISO issued pursuant to the Plan may not be less than 100% of the fair market value of the Common Stock at the time of grant, except that in the case of a grant to an employee who owns (within the meaning of Code Section 422A(b)(6)) 10% or more of the outstanding stock of the Company (a "10% Stockholder"), the exercise price shall not be less than 110% of such fair market value. For purposes of the Plan, the fair market value of the Common Stock on a given date is the average of the closing bid and asked prices per share of Common Stock as reported on the NASDAQ National Market System. Accordingly, the fair market value of the Common Stock on April 1,
1997 was         per share. The exercise price of each Non-ISO is determined by the Compensation Committee at the time of the grant.

  Options may be exercised in the manner and at such times as may be fixed by the Compensation Committee, but may not be exercisable on or after the tenth anniversary (fifth anniversary in the case of an ISO granted to a 10% Stockholder ) of the grant of such options. No option granted under the Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by such optionee. Upon the termination of the optionholder's employment or other relationship with the Company or any subsidiary, his options, to the extent not theretofore exercised, expire presently or, in certain cases, after a three or six-month period.

FEDERAL INCOME TAX CONSEQUENCES

  The following summary generally describes the principal federal (and not state and local) income tax consequences of awards granted under the Plan. It is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or to the Company. The provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder relating to these matters are complicated and their impact in any one case may depend upon the particular circumstances. This discussion is based on the Code as currently in effect.

  The Plan is not subject to any of the requirements of the Employee Retirement Income Security Act (ERISA), nor is it qualified under Section 401(a) of the Code.

  Stock Options. If an option is granted in accordance with the terms of the Plan, no income will be recognized by the recipient at the time the option is granted. On exercise of a stock option, the amount by which the fair market value of the Common Stock on the date of exercise exceeds the purchase price of such shares will generally be taxable to the holder as ordinary income, and will be deductible for tax purposes by the Company (or one of its subsidiaries) in the year in which the holder recognizes the ordinary income. The disposition of shares acquired upon exercise of a stock option will ordinarily result in long-term or short-term capital gain or loss (depending on the applicable holding period) in an amount equal to the difference between the amount realized on such disposition and the sum of the purchase price and the amount of ordinary income recognized in connection with the exercise of the stock option.

  Incentive Stock Options. If an ISO is granted in accordance with the terms of the Plan, no income will be recognized by the recipient at the time the ISO is granted. On exercise of an ISO, the holder will generally not recognize any income and the Company (or one of its subsidiaries) will generally not be entitled to a deduction for tax purposes. However, the difference between the purchase price and the fair market value of the shares received on the date of exercise will be treated as a positive adjustment in determining alternative minimum taxable income, which may subject the holder to the alternative minimum tax. The disposition of shares acquired upon exercise of an ISO will ordinarily result in long-term or short-term capital gain or loss (depending on the applicable holding period). However, if the holder disposes of shares acquired upon exercise of an ISO within two years after the date of grant or within one year after the date of exercise (a "disqualifying disposition"), the holder will generally recognize ordinary income, and the Company (or one of its subsidiaries) will generally be entitled to a deduction for tax purposes, in the amount of the excess of the fair market value of the Common Stock on the date the ISO is so exercised over the purchase price (or the gain on sale, if less). Any excess of the amount realized by the holder on the disqualifying disposition over the fair market value of the shares on the date of exercise of the ISO will ordinarily constitute long-term or short-term capital gain (depending on the applicable holding period).

  Stock Appreciation Rights. The amount of any cash (or the fair market value of any Common Stock) received upon the exercise of SARs under the Plan will be includible in the holder's ordinary income and the Company will be entitled to a deduction for such amount.

  Restricted Shares. If restricted shares are awarded in accordance with the terms of the Plan, no income will be recognized by such holder at the time such award is made. A Plan participant who is awarded restricted shares will be required to include in his ordinary income, as compensation, the fair market value of such restricted shares upon the lapse of the forfeiture provisions applicable thereto, plus the amount of any dividend equivalents on such restricted shares, less any amount paid therefor, except that the holder may elect to include in his ordinary income, as compensation, at the time the restricted shares are first issued the fair market value of such restricted shares at the time of receipt, less any amount paid therefor. Absent the making of the election referred to in the preceding sentence, any cash dividends or other distributions paid with respect to restricted shares prior to lapse of the applicable restriction will be includible in the holder's ordinary income as compensation at the time of receipt. In each case, the Company (or one of its subsidiaries) will be entitled to a deduction in the same amount as the holder realizes compensation income.

                                PROPOSAL THREE:

                 APPROVAL OF CHANGES TO THE COMPANY'S RESTATED
                         CERTIFICATE OF INCORPORATION

  The Board of the Company has unanimously approved submission to the stockholders of a proposed amendment(the "Proposed Amendment") to the Company's Restated Certificate of Incorporation, as amended, which would increase the number of authorized shares of the Company's preferred stock, par value $1.00 per share (the "Preferred Stock"), from 500,000 shares to 2,000,000 shares.

Increase of Authorized Capital

  The Company's authorized capital stock currently consists of 50,000,000 shares of Common Stock, and 500,000 shares of Preferred Stock. On April 1,
1997, there were (i)                . shares of Common Stock outstanding, (ii)
30,000 shares of Series A Preferred Stock (as defined) outstanding, (iii) 30,000 shares of Series A Preferred Stock reserved for issuance, (iv) 60,000 shares of the Company's Series B Preferred Stock (as defined) reserved for issuance, and (v) 40,000 shares of the Company's Series C Preferred Stock reserved for issuance. On a fully-diluted basis, at that date, the Company had
outstanding            shares of Common Stock after giving effect to the
exercise of all the outstanding options and warrants, including all options issued pursuant to the 1992 Stock Option Plan and the Long-Term Incentive Plan, and 276,800 shares of Common Stock reserved for issuance pursuant to the Long-Term Incentive Plan. There are no preemptive or other subscription rights, conversion rights, or redemption or sinking fund provisions with respect to shares of Common Stock or Preferred Stock. All outstanding shares of Common Stock or Preferred Stock are fully paid and non-assessable.

  On March 7, 1997, the Company consummated a private placement (the "Private Placement") of 30,000 shares of its 13 1/2% Series A Redeemable Exchangeable Preferred Stock due 2009, liquidation preference $10,000 per share (the "Series A Preferred Stock"), to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act of 1933, as amended (the "Act")) (the "Purchasers"). In connection with the Private Placement, the Purchasers and the Company entered into a Registration Rights Agreement, whereby the Company agreed to file a registration statement with respect to an offer to exchange the Series A Preferred Stock for a new issue of preferred stock of the Company registered under the Act, with terms substantially identical to those of the Series A Preferred Stock. Pursuant to the Registration Rights Agreement, the Company intends to exchange (the "Exchange") the 30,000 shares of Series A Preferred Stock outstanding for 300,000 shares of its newly designated 13% Series B Redeemable Exchangeable Preferred Stock due 2009 with an initial liquidation preference of $1,000 per share (the "Series B Preferred Stock"). Management believes that an exchange of 10 shares of the Series B Preferred Stock for each share of the Series A Preferred Stock outstanding (with a proportionate decrease in liquidation preference) is in the best interest of the Company as it would result in greater marketability and liquidity of the Series B Preferred Stock and would create certain administrative conveniences with respect to the Series B Preferred Stock. While stockholder approval is not necessary to consummate the Exchange, without stockholder approval of the Proposed Amendment, the Company would have only 100,000 shares of Preferred Stock available for issuance after the consummation of the Exchange.

  The management of the Company believes that it is appropriate to have additional shares of the Preferred Stock available for issuance in transactions that are in the best interests of the Company. Management believes

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

that the Company will require additional capital to finance its projected growth through its accelerated and expanded capital deployment plan. The increase in authorized shares of the Preferred Stock will provide the Company with the flexibility necessary to finance a portion of such growth through the issuance of Preferred Stock in the public markets, to strategic investors, or in connection with acquisitions, subject to market conditions and limitations contained in the Company's various indentures and the Certificate of Designation for the Series A Preferred Stock. Other than pursuant to the Exchange, the Company is not presently considering the issuance of additional shares of Preferred Stock. The Company will not seek further authorization from its stockholders prior to any issuance of its Preferred Stock, except as may be otherwise required by law or by the NASDAQ Stock Market Rules.

  The additional shares of Preferred Stock authorized by the Proposed Amendment would be issuable in one or more series with the number, designation and all of the powers, preferences, rights and qualifications, limitations or restrictions of such shares or any series as may be fixed by the Board as provided in
Section 151 of the General Corporation Law of the State of Delaware and in the Company's Restated Certificate of Incorporation, as amended.


  The authorized but unissued shares of Preferred Stock also could be used to impede a change of control of the Company. Under certain circumstances, such shares could be used to deter persons seeking to effect a takeover or otherwise gain control of the Company. For example, a class or series of Preferred Stock could be designated that would be convertible into Common Stock upon the acquisition by a third party of a specified percentage of the Company's voting stock. The conversion of the Preferred Stock would dilute the voting power of the acquiror, and would make subsequent transactions the acquiror may wish to effect more difficult or costly. Use of the Preferred Stock in the foregoing manner may be disadvantageous to stockholders who would deem the attempted takeover efforts desirable. (The Board is not currently aware of any planned takeover efforts.) Further, this proposal may be disadvantageous to stockholders in that Preferred Stock with disproportionate voting rights may be used to entrench management, making it more difficult to remove directors at a time when the stockholders would prefer to do so. Preferred Stock may also be used to prevent or discourage offers to purchase blocks of Common Stock, the results of which purchases may cause uncharacteristic or artificial changes in the market place of the Common Stock.

  The affirmative vote of a majority of all outstanding shares entitled to vote at the Annual Meeting is required for the approval of the Proposed Amendment. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of the Company for the year ending December 31, 1997. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, at which time such representative will have an opportunity to make a statement, if he so desires, and will be available to respond to appropriate questions. Ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1997 requires the affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting. In the event that the stockholders do not ratify the appointment of Ernst & Young LLP, such appointment will be reconsidered by the Audit Committee of the Board. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1997.

                             STOCKHOLDER PROPOSALS

  Stockholders who wish to submit proposals for inclusion in the Proxy Statement for the Company's Annual Meeting to be held in 1998 must comply with and meet the requirements of Regulation 14A-8 of the Securities Exchange Act of 1934, as amended, which requires, among other things that any proposal be received by the Company at the Company's principal executive office, 3625 Queen Palm Drive, Tampa, Florida 33619, Attention: Secretary, on or before December 27, 1997.

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

                                 OTHER MATTERS

  The Company knows of no matters other than the matters described above which will be presented at the Annual Meeting. However, if other matters are properly brought before the Annual Meeting, the persons voting the proxies will vote them as they deem in the best interest of the Company.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                    Robert M. Manning
                                                        Secretary

April 17, 1997

                               ----------------

  THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO (EXCEPT EXHIBITS) TO EACH OF THE COMPANY'S STOCKHOLDERS UPON RECEIPT OF A WRITTEN REQUEST THEREFOR MAILED TO THE COMPANY'S OFFICES AT 3625 QUEEN PALM DRIVE, TAMPA, FLORIDA 33619, ATTENTION:
INVESTOR RELATIONS. REQUESTS FROM BENEFICIAL STOCKHOLDERS MUST SET FORTH A REPRESENTATION AS TO SUCH OWNERSHIP AS OF APRIL 1, 1997.

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